EXHIBIT 99.1

NEWS RELEASE

Ocean Power Technologies, Inc.
1590 Reed Road
Pennington, New Jersey 08534
USA

For Immediate Release	September 17, 2007
OCEAN POWER TECHNOLOGIES ANNOUNCES RESULTS
FOR THE THREE MONTHS ENDED JULY 31, 2007
Ocean Power Technologies, Inc. (Nasdaq: OPTT and London Stock Exchange AIM: OPT) (“OPT” or the “Company”) announced today its results for the first quarter of its fiscal year ending April 30, 2008. Revenues for the three months ended July 31, 2007 were $556,000 compared with $305,000 in the three months ended July 31, 2006. The Company incurred a net loss of $2.4 million in the first quarter of fiscal 2008 compared with a net loss of $1.7 million in the first quarter of fiscal 2007. The first quarter basic and diluted net loss per share was $0.24 in fiscal 2008 compared with $0.32 in fiscal 2007. Contract backlog for the Company was $6.9 million as of July 31, 2007, as compared to $5.2 million as of April 30, 2007.
Highlights
•	Order backlog at July 31, 2007: $6.9 million (April 30, 2007: $5.2 million)
•	Revenues for the first quarter ended July 31, 2007 were $556,000, up $251,000 from the first quarter of fiscal 2007 ($305,000)
•	PowerBuoy grid connection certified as compliant with international standards
•	Awarded $1.7 million contract with U.S. Navy for ocean data gathering program
•	Mark R. Draper appointed Chief Operating Officer
•	Cash, cash equivalents and certificates of deposit of $112 million at July 31, 2007 (April 30, 2007: $115.9 million)
Commenting on the results, George W. Taylor, Chief Executive Officer of OPT, said “OPT is off to a very good start in the first quarter of our fiscal year ending April 30, 2008. Order backlog is at an all-time high of $6.9 million and we expect further new contracts as the year progresses. Engineering work on our PB150 PowerBuoy system is well underway, and we are very pleased that our technology achieved grid certification from an internationally recognized testing agency. Three new PowerBuoys are now under construction, and we expect to begin manufacturing more shortly.”

Operational review
During the three months ended July 31, 2007, OPT built on the strong progress of the previous twelve months, achieving further milestones on the path towards its long-term goal of fully commercializing the PowerBuoy wave energy system.
In early June, the Company expanded its long-term relationship with the U.S. Navy when it was awarded a $1.7 million contract to provide an autonomous PowerBuoy in connection with an ocean data gathering system. The Navy’s Deep Water Acoustic Detection System (DWADS), which has prospective applications including vessel tracking for homeland security, uses wide-area unattended sensor networks. Under the terms of this contract, which is expected to run for 18 months, the Navy will test OPT’s autonomous PowerBuoy as an energy source for DWADS.
In accordance with the Company’s goal of providing energy from the ocean into the electrical utility power grid, the connection interface for the PowerBuoy was certified as compliant with designated national and international standards, a prerequisite for utility grid connections.
OPT also made significant progress in a number of other ongoing projects:
•	SPAIN — The construction of the Company’s PB40 system being built for Iberdola, the Spanish utility, is proceeding. The buoy is expected to be ready for deployment by the end of 2007, and will undergo system testing in the latter part of this calendar year.
•	FRANCE — OPT is continuing to work under a contract with Total and Iberdrola to develop a wave power station on the Atlantic coast of France. Potential grid connection points are currently being assessed.
•	SCOTLAND — OPT has been awarded $1.8 million by the Scottish Executive for the construction, installation and in-ocean demonstration in the Orkney Islands of OPT’s most advanced PowerBuoy system, the 150kW-rated PB150. During the first quarter of fiscal 2008, OPT initiated the construction of portions of this system and the buoy is expected to be ready for deployment in the first half of calendar 2008.
•	OREGON, US — Development of the Company’s first commercial U.S. mainland wave project, which will be located off the coast of Oregon near Reedsport, is also progressing. OPT has filed a Notice of Intent (NOI) to file a licence application and Pre-Application Document (PAD) with the Federal Energy Regulatory Commission (FERC) for its Reedsport project. The Company believes this is the first NOI and PAD to be filed with FERC for a wave power project. Surveys of the wave park are now underway and local partnerships are being forged with suppliers. Subsequent to July 31, 2007, OPT signed a contract with PNGC Power, the Oregon-based power cooperative, for funding toward the first buoy, a PB150, to be deployed at the site.
•	HAWAII, US — Work is well underway for the construction of a 40kW PowerBuoy expected to be ready for deployment at the U.S. Marine Corps Base in Oahu by the end of 2007. The performance of the previous buoy deployed in Hawaii is currently being assessed against hydrodynamic model predictions. To date, this analysis has been positive, and power generated during the period of operation was in accord with expectations for the Hawaii wave climate.

Ocean Power Technologies, Inc — Results for the quarter ended July 31, 2007

•	CORNWALL, UK — The Southwest of England Regional Development Agency is making progress in obtaining the necessary permits for its Wave Hub off Cornwall, England. OPT has been meeting local suppliers and identifying sites for staging system integration, assembly and test.
•	NEW JERSEY, US — OPT’s New Jersey demonstration buoy, which was removed from the ocean for maintenance, has now been redeployed at a site five miles east of Tuckerton, New Jersey.
The growth of the Company’s business has necessitated an expansion of the management team and other staff resources. In late June 2007, Mark Draper, the chief executive of OPT’s European subsidiary, and who has been instrumental in the Company’s success in Europe, was appointed Chief Operating Officer of OPT.
OPT has continued to make significant investments in its technology over the period and has achieved substantial progress with the design of 150kW PowerBuoys. The Company has also completed the development of advanced control systems for PowerBuoys from the PB150 through to 500kW-rated PB500 PowerBuoys, which the Company expects to have developed by 2010.
Financial review
Revenues increased by $0.3 million in the three months ended July 31, 2007 to $0.6 million, as compared to $0.3 million in the three months ended July 31, 2006. The revenue increase primarily reflected work on the first phase of construction of a 1.39MW wave power station off the coast of Spain, and work that commenced on the design, manufacture and installation of a PB150 PowerBuoy device in Orkney, Scotland. The Company recognized a gross loss of $0.2 million in the three months ended July 31, 2007, compared to a gross profit of $0.1 million in the three months ended July 31, 2006. The decrease in gross profit in the current period primarily reflects a $0.1 million increase in compensation expense recognized under SFAS 123(R) related to stock-based payments to employees, and a $0.1 million decrease in gross profit recorded in connection with our U.S. Navy project in Hawaii, due to higher expected costs at completion of the project.
Net loss for the three months ended July 31, 2007 was $2.4 million, compared to a net loss of $1.7 million in the quarter ended July 31, 2006. This increase was attributable to the gross loss for the period, a 73% increase in product development costs primarily reflecting work to increase the power output of the Company’s utility PowerBuoy, and a 44% increase in selling, general and administrative costs. These were partially offset by a $1.1 million increase in interest income.
The Company finished the quarter with very strong liquidity. At July 31, 2007, total cash, cash equivalents and certificates of deposit were $112 million, compared to $115.9 million at April 30, 2007. Long-term debt of $189,000 represents amounts due to the State of New Jersey under a non-interest bearing loan which must be repaid no later than January 2012. Stockholders’ equity and common shares outstanding reflect the receipt of proceeds on April 30, 2007 from the U.S. initial public offering and listing on the Nasdaq Global Market. The Company raised a net amount of approximately $90 million through the sale of 5 million common shares.

Ocean Power Technologies, Inc — Results for the quarter ended July 31, 2007

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Additional information may be found in the Company’s Quarterly Report on Form 10-Q filed with the U.S. Securities and Exchange Commission. The Form 10-Q may be accessed at www.sec.gov or at the Company’s website in the Investor Relations tab.
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Forward-Looking Statements
This release contains “forward-looking statements” which reflect the Company’s current expectations about its future plans and performance, including statements concerning the impact of marketing strategies, new product introductions and innovation, deliveries of product, sales, earnings, and margins. These forward-looking statements rely on a number of assumptions and estimates which could be inaccurate and which are subject to risks and uncertainties. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the Company. Please refer to the Company’s most recent Form 10-K and subsequent filings for a further discussion of these risks and uncertainties. The Company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.
About Ocean Power Technologies
Ocean Power Technologies, Inc. develops and is commercializing proprietary systems that generate electricity by harnessing the renewable energy of ocean waves. The Company’s PowerBuoy® system is based on modular, ocean-going buoys, which have been ocean tested for nearly a decade. The waves move the buoy-like structure, creating mechanical energy that the Company’s proprietary technologies convert into electricity.
For further information, please contact:

Ocean Power Technologies, Inc.
Dr. George W. Taylor, Chief Executive Officer	Telephone: +1 609 730 0400
Charles F. Dunleavy, Chief Financial Officer	Telephone: +1 609 730 0400

Corfin Communications
Ben Hunt, Neil Thapar	Telephone: +44 20 7977 0020

Collins Stewart Europe Limited
Adrian Hadden	Telephone: +44 20 7523 8353
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Ocean Power Technologies, Inc — Results for the quarter ended July 31, 2007

Consolidated Balance Sheets as of
April 30, 2007 and July 31, 2007

	April 30,	July 31,
	2007 $	2007 $
		(Unaudited)
ASSETS
Cash and cash equivalents	107,505,473	102,227,435
Certificates of deposit	8,390,146	9,739,322
Accounts receivable	865,081	78,000
Unbilled receivables	313,080	594,958
Other current assets	441,342	1,160,172

Total current assets	117,515,122	113,799,887

Property and equipment, net	387,923	385,338
Patents, net of accumulated amortization of $176,840 and $181,789, respectively	597,280	609,269
Restricted cash	983,376	983,304
Other noncurrent assets	227,845	227,764

TOTAL ASSETS	119,711,546	116,005,562

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	1,708,408	1,187,395
Accrued expenses	4,593,413	2,852,929
Unearned revenues	—	240,954
Other current liabilities	26,106	26,106

Total current liabilities	6,327,927	4,307,384

LONG-TERM DEBT	231,585	188,784

DEFERRED RENT	10,825	12,178

DEFERRED CREDITS	600,000	600,000

Total liabilities	7,170,337	5,108,346

STOCKHOLDERS’ EQUITY:
Preferred stock, $0.001 par value; authorized 5,000,000 shares; none issued or outstanding	—	—
Common stock, $0.001 par value; authorized 105,000,000 shares; issued and outstanding 10,186,254 and 10,190,604 shares, respectively	10,186	10,191
Additional paid-in capital	150,842,671	151,631,189
Accumulated deficit	(38,270,918)	(40,708,762)
Accumulated other comprehensive loss	(40,730)	(35,402)

Total stockholders’ equity	112,541,209	110,897,216

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	119,711,546	116,005,562

Ocean Power Technologies, Inc — Results for the quarter ended July 31, 2007

Consolidated Statements of Operations
For the quarters ended July 31, 2006 and 2007
(Unaudited)

	July 31,	July 31,
	2006	2007
	$	$
REVENUES	305,186	555,704
COST OF REVENUES	225,965	804,992
Gross profit (loss)	79,221	(249,288)
PRODUCT DEVELOPMENT COSTS	1,052,126	1,815,734
SELLING, GENERAL AND ADMINISTRATIVE COSTS	1,388,045	1,996,602
Operating loss	(2,360,950)	(4,061,624)
INTEREST INCOME, NET	362,367	1,444,286
FOREIGN EXCHANGE GAIN	337,629	179,494
NET LOSS	(1,660,954)	(2,437,844)
Basic and diluted net loss per share	(0.32)	(0.24)
Weighted average shares used to compute basic and diluted net loss per share	5,171,527	10,189,354

Ocean Power Technologies, Inc — Results for the quarter ended July 31, 2007

Consolidated Statements of Cash Flows
For the quarters ended July 31, 2006 and 2007
(Unaudited)

	July 31	July 31
	2006	2007
	$	$
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	(1,660,954)	(2,437,844)
Adjustments to reconcile net loss to net cash used in operating activities:
Foreign exchange gain	(337,629)	(179,494)
Depreciation and amortization	65,671	63,909
Compensation expense related to stock option grants	445,553	752,552
Deferred rent	6,765	1,353
Changes in operating assets and liabilities:
Accounts receivable	(7,614)	788,136
Unbilled receivables	52,145	(276,397)
Other current assets	(16,818)	(715,277)
Accounts payable	(86,159)	(382,287)
Accrued expenses	(16,273)	(1,109,675)
Unearned revenues	(14,405)	240,954
Other current liabilities	(24,420)	—

Net cash used in operating activities	(1,594,138)	(3,254,070)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of certificates of deposit	(29,123,293)	(9,030,855)
Maturities of certificates of deposit	—	7,681,679
Purchase of equipment	(15,836)	(9,632)
Payments of patent costs	(18,432)	(16,938)
Investments in joint ventures and other noncurrent assets	(19,469)	—

Net cash used in investing activities	(29,177,030)	(1,375,746)

CASH FLOWS FROM FINANCING ACTIVITIES:
Common stock issuance costs	—	(870,116)
Proceeds from exercise of stock options	7,700	35,971

Net cash provided by (used in) financing activities	7,700	(834,145)

EFFECTS OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	336,798	185,923

NET DECREASE IN CASH AND CASH EQUIVALENTS	(30,426,670)	(5,278,038)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	31,957,209	107,505,473

CASH AND CASH EQUIVALENTS, END OF PERIOD	1,530,539	102,227,435

Ocean Power Technologies, Inc — Results for the quarter ended July 31, 2007